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Exhibit 10.12

AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN STATE NATIONAL BANCSHARES, INC. LUBBOCK, TEXAS AND MERCANTILE BANK TEXAS FORT WORTH, TEXAS Dated as of April 12, 2004

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AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of the 12th day of April, 2004, by and between STATE NATIONAL BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices in Lubbock, Texas ("State National BHC"), and MERCANTILE BANK TEXAS, Texas state banking association with its principal offices in Fort Worth, Texas ("Mercantile Bank").

W I T N E S S E T H:

        WHEREAS, Mercantile Bank is a Texas state banking association, with its principal offices located in Fort Worth, Texas;

        WHEREAS, State National BHC proposes to acquire all of the issued and outstanding shares of voting common stock, par value $4.00 per share, of Mercantile Bank (the "Mercantile Bank Stock"), through the merger of New Mercantile, Inc., a to be formed wholly-owned transitory subsidiary of State National BHC incorporated under the laws of the state of Texas ("New Mercantile"), with and into Mercantile Bank (the "Merger");

        WHEREAS, State National BHC and Mercantile Bank believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of State National BHC, Mercantile Bank and their respective shareholders;

        WHEREAS, State National BHC and Mercantile Bank desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

        WHEREAS, the respective boards of directors of State National BHC and Mercantile Bank have approved this Agreement and the proposed transactions on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, State National BHC and Mercantile Bank undertake, promise, covenant and agree with each other as follows:

ARTICLE I.
ACQUISITION OF MERCANTILE BANK BY STATE NATIONAL BHC

        Section 1.01 Merger of New Mercantile with and into Mercantile Bank. Subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger to be entered into between Mercantile Bank and New Mercantile (the "Merger Agreement"), the form of which is attached hereto as Exhibit A, State National BHC shall cause New Mercantile to be merged with and into Mercantile Bank pursuant to the provisions of Section 32.301 of the Texas Finance Code (the "Finance Code") and Part Five of the Texas Business Corporation Act (the "TBCA").

        Section 1.02 Effects of the Merger. The Merger shall have the effects set forth in Section 32.301 of the Finance Code and Article 5.06 of the TBCA. Following the Merger, Mercantile Bank shall continue as the corporation resulting from the Merger (the "Resulting Bank"), and the separate corporate existence of New Mercantile shall cease. The name of the Resulting Bank shall be "Mercantile Bank Texas." The existing offices and facilities of Mercantile Bank immediately preceding the Merger shall be the principal offices and facilities of the Resulting Bank following the Merger. At the Effective Date, all rights, title and interests to all real estate and other property owned by each of New Mercantile and Mercantile Bank shall be allocated to and vested in the Resulting Bank without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Date, all liabilities and obligations of New Mercantile and Mercantile Bank shall be allocated to the Resulting Bank, and the Resulting Bank shall be the primary obligor therefor and no other party to the Merger shall be liable therefor. At the Effective Date (as defined in Section 2.05 of this Agreement), a proceeding pending by or against either New Mercantile or Mercantile Bank may be continued as if the Merger did not occur, or the Resulting Bank may be substituted in the proceedings.

        Section 1.03 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws, respectively, of the Resulting Bank shall be as set forth in the Merger Agreement.

        Section 1.04 Directors and Officers. The directors and officers, respectively, of the Resulting Bank shall be as set forth in the Merger Agreement.

        Section 1.05 Conversion of the Mercantile Bank Stock.

          A.    At the Effective Date by virtue of this Agreement and without any further action on the part of any holder of Mercantile Bank Stock ("Mercantile Bank Shareholders"), all of the shares of Mercantile Bank Stock issued and outstanding as of the Effective Date shall be converted into the right to receive from State National BHC the aggregate merger consideration equal to $51,285,000 (the "Merger Consideration"), or $205.14 per share (the "Per Share Consideration").

          B.    The shares of New Mercantile (the "New Mercantile Stock") outstanding at the Effective Date shall, at the Effective Date and by virtue of the Merger and without any action on the part of State National BHC or any other party as holder thereof, be converted into 250,000 shares of common stock of the Resulting Bank with a par value of $4.00 per share. The authorized number of shares of common stock of the Resulting Bank shall be the same as the authorized number of shares of Mercantile Bank immediately prior to the Effective Date.

          C.    The shares of the Mercantile Bank Stock issued and outstanding at the Effective Date shall, at the Effective Date and by operation of law and without any action on the part of the holder thereof, unless dissenters' rights under applicable law are being perfected with respect thereto, be converted into the right to receive the Merger Consideration.

          D.    In accordance with Section 1.08, each Mercantile Bank Shareholder shall be required to surrender his shares to State National Bank, a national banking association and wholly-owned subsidiary of State National BHC, which shall act as exchange agent (the "Exchange Agent"), and upon such surrender, each such holder shall be entitled to receive from State National BHC, the Merger Consideration which such holder is entitled to receive as described in Section 1.05A of this Agreement. Until so surrendered, each such outstanding certificate representing shares of Mercantile Bank Stock shall be deemed for all purposes, subject only to dissenters' rights under applicable law, to evidence solely the right to receive such Merger Consideration from State National BHC.

        Section 1.06 Shareholder Approval. Mercantile Bank, acting through its Board of Directors, shall, in accordance with applicable law:

          A.    Use its best efforts to obtain the written consent of its shareholders as soon as practicable for the purposes of (i) approving and adopting the Merger and the Merger Agreement and the transactions contemplated hereby and thereby, and (ii) approving and ratifying certain payments listed on Schedule 1.06A made in connection with the Merger (sometimes collectively referred to as the "Parachute Payments"), to the extent that such Parachute Payments constitute "excess parachute payments" under § 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          B.    Require (i) no greater than the minimum vote of the Mercantile Bank Stock required by applicable law in order to approve the Merger and the Merger Agreement and (ii) the requisite vote of the Mercantile Bank shareholders necessary to approve the Parachute Payments under § 280G(b)(5)(A)(ii) of the Code.

        Section 1.07 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Mercantile Bank Stock that are outstanding immediately prior to the Effective Date and that are held by Mercantile Bank Shareholders who have not voted such shares in favor of the Merger and who shall have otherwise complied with the terms and provisions of Section 5.12 of the TBCA (each a "Dissenting Shareholder") shall be entitled to those rights and remedies set forth in Section 5.12 of the TBCA; provided, however, in the event that a Mercantile Bank Shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBCA, such shares of Mercantile Bank Stock shall be converted into and represent only the right to receive the consideration specified in Section 1.04 of this Agreement.

        Section 1.08 Delivery of Consideration; Exchange of Certificates. The Exchange Agent shall send to each holder of one or more certificates representing shares of Mercantile Bank Stock ("Certificates"), a letter of transmittal for use in exchanging such holder's Certificates for the Merger Consideration. Mercantile Bank shall forward letters of transmittal to each of the Mercantile Bank Shareholders, addressed to the most current address of such Mercantile Bank Shareholders according to the records of Mercantile Bank, at least fifteen (15) days prior to the Closing Date unless Mercantile Bank and State National BHC shall mutually agree to send such letters at a later date. If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at least five (5) business days prior to the Closing Date, then, not later than 2:00 p.m. Fort Worth, Texas time on the Closing Date, State National BHC shall deliver to such holder of such Certificates an amount in immediately available funds equal to the Per Share Consideration multiplied by the number of Shares surrendered by such holder. If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) business days prior to the Closing Date, then promptly, and in no event later than five (5) business days after receipt of such Certificates and letter of transmittal, State National BHC shall deliver to such holder of such Certificates the an amount equal to the Per Share Consideration multiplied by the number of Shares surrendered by such holder. If any record shareholder of Mercantile Bank is unable to locate any Certificate evidencing the Mercantile Bank Stock, such shareholder shall submit to the Exchange Agent an affidavit of lost certificate and indemnification agreement in form acceptable to State National BHC and, if required by State National BHC, a surety bond in an amount equal to the amount to be delivered to such shareholder, in lieu of such Certificate. Notwithstanding the foregoing, neither the Exchange Agent nor any other party to this Agreement shall be liable to any holder of Certificates representing the Mercantile Bank Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. No interest shall be payable with respect to the payment of the Merger Consideration.

ARTICLE II.
THE CLOSING AND THE CLOSING DATE

        Section 2.01 Time and Place of the Closing and Closing Date. On a date mutually agreeable to State National BHC and Mercantile Bank (herein called the "Closing Date"), which date, unless extended by the mutual agreement of State National BHC and Mercantile Bank, shall be within fifteen (15) days after the receipt of all necessary regulatory and shareholder approvals and the expiration of any mandatory waiting periods, a meeting (the "Closing") will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Closing shall take place at a location mutually agreeable to the parties hereto.

        Section 2.02 Actions to be Taken at the Closing by Mercantile Bank. At the Closing, Mercantile Bank shall execute and acknowledge (where appropriate) and deliver to State National BHC, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to State National BHC's obligations to close hereunder):

          A.    True, correct and complete copies of the Articles of Association of Mercantile Bank and all amendments thereto, duly certified as of a recent date by the Texas Department of Banking ("TDB");

          B.    Good standing and existence certificates of a recent date, issued by the TDB and appropriate state officials, duly certifying as to the existence and good standing of Mercantile Bank in the State of Texas and all other jurisdictions where it is qualified to do business;

          C.    A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the "FDIC"), duly certifying that the deposits of Mercantile Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act (the "FDIA");

          D.    A certificate, dated as of the Closing Date, duly executed by the Secretary or an Assistant Secretary of Mercantile Bank, acting solely in his capacity as an officer of Mercantile Bank, pursuant to which Mercantile Bank shall certify (i) the due adoption by the Board of Directors of Mercantile Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the shareholders of Mercantile Bank (a) authorizing the transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby, and (b) approving the Parachute Payments in accordance with § 280G(b)(5)(A)(ii) of the Code; (iii) the incumbency and true signatures of those officers of Mercantile Bank duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Mercantile Bank; and (iv) that the copy of the Bylaws of Mercantile Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

          E.    A certificate duly executed by a duly authorized officer of Mercantile Bank, acting solely in his capacity as an officer of Mercantile Bank, dated as of the Closing Date, pursuant to which Mercantile Bank shall certify that all of the representations and warranties made in ARTICLE III of this Agreement are true and correct on and as of the date of such certificate as if made on such date and except as expressly permitted by this Agreement there shall have been no Material Adverse Change (as defined in Section 11.10E of this Agreement) since December 31, 2003;

          F.     All consents required to be obtained by Mercantile Bank from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Schedule 3.08; and

          G.    All other documents required to be delivered to State National BHC by Mercantile Bank under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by State National BHC.

        Section 2.03 Actions to be Taken at the Closing by State National BHC. At the Closing, State National BHC shall execute and acknowledge (where appropriate) and deliver to Mercantile Bank, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Mercantile Bank's obligations to close hereunder):

          A.    True, correct and complete copies of State National BHC's Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

          B.    True, correct and complete copies of New Mercantile's Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

          C.    Good standing and existence certificates of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of State National BHC and New Mercantile in the State of Texas and all other jurisdictions where it is qualified to do business;

          D.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of State National BHC, acting solely in his capacity as an officer of State National BHC, pursuant to which State National BHC shall certify (i) the due adoption by the Board of Directors of State National BHC of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of State National BHC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of State National BHC; and (iii) that the copy of the Bylaws of State National BHC attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

          E.    A certificate duly executed by the Secretary or an Assistant Secretary of New Mercantile, acting solely in his capacity as an officer of New Mercantile, pursuant to which New Mercantile shall certify (i) the due adoption by the Board of Directors of New Mercantile of corporate resolutions attached to such certificate authorizing the execution and delivery of the Merger Agreement and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of New Mercantile authorizing the transactions and the execution and delivery of the Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (iii) the incumbency and true signatures of those officers of New Mercantile duly authorized to act on its behalf in connection with the transactions contemplated by the Merger Agreement and to execute and deliver the Merger Agreement and the taking of all actions contemplated thereby on behalf of New Mercantile; and (iv) that the copy of the Bylaws of New Mercantile attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

          F.     A certificate, dated as of the Closing Date, executed by a duly authorized officer of State National BHC, acting solely in his capacity as an officer of State National BHC, pursuant to which State National BHC shall certify that all of the representations and warranties made in ARTICLE IV of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date;

          G.    All consents required to be obtained by State National BHC or New Mercantile from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Schedule 4.07; and

          H.    All other documents required to be delivered to Mercantile Bank by State National BHC under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Mercantile Bank.

        Section 2.04 Further Assurances. At any time and from time to time after the Closing, at the request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. In the event that, at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such action.

        Section 2.05 Effective Date. The "Effective Date" as that term is used in this Agreement means the effective date of the Merger under the Merger Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF MERCANTILE BANK

        Subject to the limitations contained herein, Mercantile Bank hereby makes the representations and warranties set forth in this ARTICLE III to State National BHC. Mercantile Bank agrees at the Closing to provide State National BHC with supplemental schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date.

        Section 3.01 Organization and Qualification. Mercantile Bank is a Texas banking association, validly existing and in good standing under the laws of the State of Texas, and duly organized and in good standing under all laws, rules, and regulations of the State of Texas. Mercantile Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of Mercantile Bank, as amended to date, have been delivered to State National BHC. Mercantile Bank is an insured bank as defined in the FDIA. Mercantile Bank does not own or control any Affiliate (as defined in Section 11.10A) or Subsidiary (as defined in Section 11.10F). The nature of the business of Mercantile Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Mercantile Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, and the business carried on by Mercantile Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Mercantile Bank.

        Section 3.02 Execution and Delivery. Mercantile Bank has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party, including, but not limited to, the Merger Agreement. This Agreement has been, and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, have been or at Closing will be, duly executed by Mercantile Bank and each constitutes the legal, valid and binding obligation of Mercantile Bank, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        Section 3.03 Mercantile Bank Capitalization. The entire authorized capital stock of Mercantile Bank consists solely of 250,000 shares of Mercantile Bank common stock, par value $4.00 per share, all of which shares are issued and outstanding. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Mercantile Bank to purchase or otherwise acquire any security of or equity interest in Mercantile Bank, obligating Mercantile Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Mercantile Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Mercantile Bank Stock have been issued in compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of Mercantile Bank Stock except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement have been paid.

        Section 3.04 Compliance with Laws, Permits and Instruments. Except as disclosed on Schedule 3.04, Mercantile Bank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time will be in default) under, or in violation of, (i) any provision of the Articles of Association or Bylaws of Mercantile Bank, (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Mercantile Bank or its assets, operations, properties or businesses now conducted or heretofore conducted, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, statute, federal, state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to Mercantile Bank or its assets, operations, properties or businesses now conducted or heretofore conducted.

        Except as set forth on Schedule 3.04, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, including, but not limited to the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Articles of Association or Bylaws of Mercantile Bank, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Mercantile Bank or its assets, operations, properties or businesses, or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Mercantile Bank or its respective assets, operations, properties or businesses.

        Section 3.05 Mercantile Bank Financial Statements. Mercantile Bank has furnished to State National BHC true and complete copies of the audited consolidated financial statements of Mercantile Bank for the years ended December 31, 2003 and 2002 (the "Financial Statements"). Except as described in Schedule 3.05, the Mercantile Bank Financial Statements (including any related notes) were prepared in conformity with generally accepted accounting principles ("GAAP"), applied on a basis consistent with prior periods, except as otherwise noted therein, and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of Mercantile Bank. The Financial Statements do not contain any items of material special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein or as set forth on Schedule 3.05.

        Section 3.06 Mercantile Bank Call Reports. Mercantile Bank has furnished State National BHC with a true and complete copy of the Reports of Condition and Income as of December 31, 2003 and September 30, 2003 (the "Call Reports"), for Mercantile Bank. The Call Reports fairly present, in all material respects, the financial position of Mercantile Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. The Call Reports do not contain any items of material special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. Mercantile Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles ("RAP") as applied to banking institutions and in accordance with all applicable rules and regulations. To the best knowledge of Mercantile Bank, the allowance for loan losses account for Mercantile Bank is, and as of the Closing Date should be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Mercantile Bank.

        Section 3.07 Litigation. Except as set forth on Schedule 3.07, there are no actions, claims, suits, investigations, reviews or other legal, quasi-judicial or administrative proceedings of any kind or nature now pending or threatened against or affecting Mercantile Bank at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, domestic or foreign, that in any manner involve Mercantile Bank or any of its properties or capital stock that might reasonably be anticipated to result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement or the Merger Agreement, and Mercantile Bank does not know or have any reason to be aware of any basis for the same. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Mercantile Bank, threatened against Mercantile Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by Mercantile Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 3.08 Consents and Approvals. Mercantile Bank's Board of Directors (at a meeting duly called and held) has resolved to recommend to its shareholders approval and adoption of the Merger and the Merger Agreement. Except as disclosed in Schedule 3.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Mercantile Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement or the consummation by Mercantile Bank of the transactions contemplated hereby or thereby.

        Section 3.09 Undisclosed Liabilities. Mercantile Bank does not have any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Employee Benefit Plan (as defined in Section 3.30 of this Agreement) or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements (as described in Section 3.17 of this Agreement)) that are not reflected in or disclosed in the Financial Statements or the Call Reports, except (A) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Financial Statements or the Call Reports, respectively or (B) as disclosed on Schedule 3.09. Except as disclosed on Schedule 3.09, Mercantile Bank is not liable and will not become liable for any change in control bonus, appreciation award, tax gross up payment or similar payment to any person in connection with the proposed Merger.

        Section 3.10 Title to Assets. True and complete copies of all existing deeds, leases and title insurance policies for all real property owned or leased by Mercantile Bank, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject have been made available to State National BHC. Mercantile Bank has good and indefeasible title to all of its assets and properties used or useful in the operation of its business including, without limitation, all personal and intangible properties reflected in the Financial Statements or the Call Reports or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Schedule 3.10, (B) as noted in the Financial Statements or the Call Reports or as set forth in the documents delivered to State National BHC pursuant to this Section 3.10, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Financial Statements or the Call Reports.

        Section 3.11 Absence of Certain Changes or Events. Except as disclosed on Schedule 3.11 or as permitted in writing by State National BHC, since December 31, 2003, Mercantile Bank has conducted its business only in the ordinary course and has not:

          A.    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

          B.    Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

          C.    Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

          D.    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

          E.    Except for the purchase of Investment Securities acquired in the ordinary course of business, acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or in a fiduciary capacity);

          F.     Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Schedule 3.11, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and properties disposed of for fair value since the dates of the Financial Statements or the Call Reports;

          G.    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except pursuant to the settlement of litigation described in Section 3.11L), which individually or in the aggregate would constitute a Material Adverse Change;

          H.    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, would constitute a Material Adverse Change;

          I.     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.16) or modified any existing rights with respect thereto;

          J.     Except as described in Schedule 3.11, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

          K.    Except for improvements or betterments relating to Properties (as defined in Section 11.10), made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

          L.    Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

          M.   Suffered any change, event or condition that, in any case or in the aggregate, has caused or may result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees (provided, however, that Mercantile Bank shall continue to have the right to terminate employees in accordance with its existing policies and procedures), agents, depositors, loan customers, correspondent banks or suppliers;

          N.    Except for the transactions contemplated by this Agreement, transactions in the ordinary course of business, or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

          O.    Except in the ordinary course of business, entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation;

          P.     Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

          Q.    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

          R.    Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any Investment Securities (as defined in Section 11.10), except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          S.     Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $100,000, except in the ordinary course of business and consistent with past practices and safe and sound banking principles; or

          T.     Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through S. above.

        Section 3.12 Leases, Contracts and Agreements. Schedule 3.12 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which Mercantile Bank is a party or by which Mercantile Bank is bound that obligate or may obligate Mercantile Bank in the aggregate for an amount in excess of $50,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate Mercantile Bank for an amount in excess of $50,000 over the entire term of such related contracts (the "Contracts"). Mercantile Bank has delivered true and correct copies of all Contracts to State National BHC. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by Mercantile Bank, but does include unfunded loan commitments and letters of credit issued by Mercantile Bank where the borrowers' total direct and indirect indebtedness to Mercantile Bank is in excess of $150,000. Except as set forth in Schedule 3.12, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Mercantile Bank. To the knowledge of Mercantile Bank, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.12, all rent and other payments by Mercantile Bank under the Contracts are current, there are no existing defaults by Mercantile Bank under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. Mercantile Bank has a good and indefeasible leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

        Section 3.13 Taxes. Mercantile Bank has duly and timely filed with the appropriate Federal, state and local governmental agencies all tax returns and reports required to be filed, including, without limitation, income, excise, property, sales, use, franchise, value added, unemployment, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and has paid, or has established adequate reserves for the payment of, all taxes and assessments that are or are claimed to be due, payable or owed by Mercantile Bank, or for which Mercantile Bank may have liability, whether as a result of its own activities or by virtue of its affiliation with other entities and all interest and penalties thereon, whether disputed or not. All such tax returns and reports are accurately prepared and all deposits required by law to be made by Mercantile Bank with respect to employees' withholding taxes have been duly made. Mercantile Bank is not and has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Within the last four (4) years, none of Mercantile Bank's Federal income tax returns have been audited or examined and no such audit is currently pending or threatened. Mercantile Bank has not been granted any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to Mercantile Bank or any waiver or agreement by any such entity for the extension of time for the assessment or collection of any tax. Mercantile Bank has not committed any violation of any applicable Federal, state, local or foreign tax laws.

        The amounts set up as provisions for current or deferred taxes on the Financial Statements and the Call Reports are sufficient for the payment of all unpaid Federal, state, county, local, foreign or other taxes (including any interest or penalties) of or on behalf of Mercantile Bank applicable to the periods covered by each entity's financial statements, and all years and periods prior thereto. True and complete copies of the Federal income tax returns of Mercantile Bank as filed with the Internal Revenue Service (the "IRS") for the years ended December 31, 2000, 2001 and 2002, have been delivered to State National BHC.

        Section 3.14 Insurance. Schedule 3.14 contains an accurate and complete list and brief description of all policies of insurance, including fidelity and bond insurance, of Mercantile Bank. Except as set forth on Schedule 3.14, all such policies (A) are sufficient for compliance by Mercantile Bank with all requirements of law and all agreements to which Mercantile Bank is a party, (B) are valid, outstanding and enforceable except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (C) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (D) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. To the best of its knowledge, Mercantile Bank is not in default with respect to the provisions of any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Each material property of Mercantile Bank is insured for the benefit of Mercantile Bank in amounts deemed adequate by Mercantile Bank's management against risks customarily insured against. Except as set forth on Schedule 3.14, there have been no claims under any fidelity bonds of Mercantile Bank within the last three (3) years and Mercantile Bank is not aware of any facts that would form the basis of a claim under such bonds.

        Section 3.15 No Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III, there has not been any Material Adverse Change since December 31, 2003, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future, in a Material Adverse Change.

        Section 3.16 Proprietary Rights. Except as set forth on Schedule 3.16, Mercantile Bank does not own or require the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret ("Proprietary Rights") for the business or operations of Mercantile Bank. To the best knowledge of Mercantile Bank, Mercantile Bank is not infringing upon or otherwise acting adversely to, and has not in the past three (3) years infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other person or persons. There is no claim or action by any such person pending, or to the knowledge of Mercantile Bank, threatened, with respect thereto.

        Section 3.17 Transactions with Certain Persons and Entities. Except as disclosed in Schedule 3.17, Mercantile Bank does not owe any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of Mercantile Bank, and none of such persons owes any amount to Mercantile Bank. Except as set forth on Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among Mercantile Bank, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any of its Affiliates.

        Section 3.18 Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of Mercantile Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against, Mercantile Bank or the present holder thereof, except as disclosed in Schedule 3.18; provided, however, that the foregoing sentence shall not be deemed to be a representation or warranty of collectibility of any of the assets. The credit files of Mercantile Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Mercantile Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of Mercantile Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). All SBA and other governmental guaranties of loans made by Mercantile Bank are legal, valid and binding obligations of the respective guarantors and Mercantile Bank has taken all necessary actions to preserve and maintain the validity and enforceability of such guaranties. Mercantile Bank has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans on the internal watch list of Mercantile Bank, a copy of which as of December 31, 2003, has been provided to State National BHC.

        Section 3.19 Employee Relationships. Mercantile Bank has complied with all applicable material laws relating to its relationships with its employees, and Mercantile Bank believes that the relationships between Mercantile Bank and its employees are good. To the best knowledge of Mercantile Bank, no key executive officer or manager of any of the operations operated by Mercantile Bank or any group of employees of Mercantile Bank has or have any present plans to terminate their employment with Mercantile Bank, except as disclosed on Schedule 3.19.

        Section 3.20 Condition of Assets. Except as set forth on Schedule 3.20, all furniture, fixtures and equipment used by Mercantile Bank are in good operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether Federal, state or local. Mercantile Bank's premises or equipment are not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

        Section 3.21 Environmental Compliance. Except as disclosed on Schedule 3.21:

          A.    Each of Mercantile Bank, its operations and all of its Properties are in material compliance with all Environmental Laws (as defined in Section 11.10). Mercantile Bank is not aware of, nor has Mercantile Bank received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of Mercantile Bank with all Environmental Laws.

          B.    Mercantile Bank has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

          C.    No Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Mercantile Bank makes and intend to make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

          D.    There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to the knowledge of Mercantile Bank, threatened against Mercantile Bank relating in any way to any Environmental Law. Mercantile Bank has no liability for remedial action under any Environmental Law. Mercantile Bank has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has Mercantile Bank received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including, without limitation, any letter, notice or inquiry from any person or governmental entity informing Mercantile Bank that it is or may be liable in any way under CERCLA (as defined in Section 11.10) or requesting information to enable such a determination to be made).

        Section 3.22 Regulatory Compliance. Except as set forth on Schedule 3.22, all reports, records, registrations, statements, notices and other documents or information required to be filed by Mercantile Bank with any federal or state regulatory authority, including, without limitation, the TDB, the FDIC and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete. Except as set forth on Schedule 3.22, Mercantile Bank is not now or has not been within the last four (4) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies. Mercantile Bank does not believe any such regulatory bodies have any present intent to place Mercantile Bank under any such administrative action. Except as set forth on Schedule 3.22, there are no actions or proceedings pending or threatened against Mercantile Bank by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        Section 3.23 Absence of Certain Business Practices. To the best knowledge of Mercantile Bank, none of Mercantile Bank nor any officer, employee or agent of Mercantile Bank, nor any other person acting on its behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Mercantile Bank (or assist Mercantile Bank in connection with any actual or proposed transaction) that (A) might subject Mercantile Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have resulted in a Material Adverse Change or (C) if not continued in the future might result in a Material Adverse Change or might subject Mercantile Bank to suit or penalty in any private or governmental litigation or proceeding.

        Section 3.24 Dissenting Shareholders. Mercantile Bank has no knowledge of any plan or intention on the part of any Mercantile Bank Shareholders to make written demand for payment of the fair value of their shares of the Mercantile Bank Stock in the manner provided by applicable law.

        Section 3.25 Books and Records. The minute books, stock certificate books and stock transfer ledgers of Mercantile Bank (A) have been kept accurately in the ordinary course of business, (B) are complete and correct in all material respects, (C) the transactions entered therein represent bona fide transactions, and (D) there have been no transactions involving the business of Mercantile Bank that properly should have been set forth therein and that have not been accurately so set forth.

        Section 3.26 Forms of Instruments, Etc. Mercantile Bank has made, and will make, available to State National BHC copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Mercantile Bank in the ordinary course of its business.

        Section 3.27 Fiduciary Responsibilities. Mercantile Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement, and Mercantile Bank has no reason to be aware of any basis for the same.

        Section 3.28 Guaranties. Except for items in the process of collection in the ordinary course of Mercantile Bank's business, none of the obligations or liabilities of Mercantile Bank are guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable law, has Mercantile Bank guaranteed the obligations or liabilities of any other person, firm or corporation.

        Section 3.29 Voting Trust or Buy-Sell Agreements. Except as set forth on Schedule 3.29, Mercantile Bank is not aware of any agreement between any of its shareholders relating to a right of first refusal with respect to the purchase or sale by any such shareholder of capital stock of Mercantile Bank or any voting agreement or voting trust with respect to shares of capital stock of Mercantile Bank.

        Section 3.30 Employee Benefit Plans.

          A.    Set forth on Schedule 3.30 is a complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive, compensation, change in control agreements (including those listed on Schedule 1.06A which are incorporated by reference), appreciation awards, tax gross up agreements (including those listed on Schedule 1.06A which are incorporated by reference), deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is currently or has been at any time within the last sixty (60) months, maintained or contributed to by Mercantile Bank or any Subsidiary of Mercantile Bank, or with respect to which Mercantile Bank or any Subsidiary of Mercantile Bank has any liability, or (b) provides benefits, or describes policies or procedures applicable to any officer, employee, service provider, former officer or former employee of Mercantile Bank or any Subsidiary of Mercantile Bank, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the "Employee Plans" and each individually an "Employee Plan").

          B.    No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. Mercantile Bank has delivered or made available to State National BHC true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments ("Funding Arrangements"), any contracts with independent contractors (without limitation, actuaries investment managers, etc.) that relate to any Employee Plan, the Form 5500 filed in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto reasonably requested by State National BHC. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would subject State National BHC, Mercantile Bank or any of their respective Subsidiaries to any taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter, does not have any amendments for which the remedial amendment period under Code Section 401(b) has expired, and has been operated in compliance with applicable law, and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in compliance with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Mercantile Bank, none are threatened. No written or oral representations have been made to any employee or former employee of Mercantile Bank or any Subsidiary of Mercantile Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment, (except to the extent of coverage required under Section 4980B of the Code). Compliance with FAS 106 will not create any material change to the Financial Statements. Except as required in connection with qualified plan amendments required by tax law changes, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Mercantile Bank or any Subsidiary of Mercantile Bank. Except as disclosed on Schedule 3.30, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code Sections 4999 or 280G, nor will State National BHC be required to "gross up" or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Mercantile Bank, an Employee Plan, or any other person, including without limitation, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

          C.    Except as has been previously disclosed to State National BHC by Mercantile Bank, with respect to each "employee benefit plan" (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which Mercantile Bank or any Subsidiary of Mercantile Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer ("Controlled Group Plans"):

            (i)  All Controlled Group Plans which are "group health plans" (as defined in the Code and ERISA) have been operated to the Closing such that failures to operate such group health plans in full compliance with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code would not subject Mercantile Bank or any Subsidiary of Mercantile Bank to liability;

           (ii)  There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been in the last five (5) calendar years); and

          (iii)  There is no Controlled Group Plan that is a "multiple employer plan" or "multi-employer plan" (as either such term is defined in ERISA), nor has there been since 1974.

          D.    Mercantile Bank and each Subsidiary of Mercantile Bank is completely insured for all health insurance claims. No event has occurred or circumstances exist that could result in a material increase in premium costs of Employee Plans that are insured or a material increase in self-insured costs.

          E.    All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no changes in the information set forth therein.

          F.     All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due to have been paid to or with respect to each Employee Plan and all contributions (other than claims) for any period ending on or before the Effective Date that are not yet due have been paid to each such Employee Plan.

        Section 3.31 Representations Not Misleading. To the best knowledge of Mercantile Bank, all material facts relating to the business operations, properties, assets, liabilities (contingent or otherwise) and financial condition of Mercantile Bank have been disclosed to State National BHC in or in connection with this Agreement. No representation or warranty by Mercantile Bank contained in this Agreement, nor any statement, exhibit or schedule furnished to State National BHC by Mercantile Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over Mercantile Bank or its properties of the facts and circumstances upon which they were based. Except as disclosed herein, there is no matter that materially adversely affects Mercantile Bank or its ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby, or to the knowledge of Mercantile Bank, will in the future result in a Material Adverse Change. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Mercantile Bank.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF STATE NATIONAL BHC

        State National BHC hereby makes the representations and warranties set forth in this ARTICLE IV to Mercantile Bank.

        Section 4.01 Organization and Qualification. State National BHC is a corporation, duly organized, validly existing under the laws of the State of Texas, and in good standing under all laws, rules, and regulations applicable to corporations located in the State of Texas. State National BHC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

        Section 4.02 Execution and Delivery. State National BHC has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party, including, but not limited to, the Merger Agreement. This Agreement has been, and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, have been or at Closing will be, duly executed by State National BHC and each constitutes the valid and binding obligation of State National BHC, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        Section 4.03 Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of State National BHC, threatened against State National BHC that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by State National BHC pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 4.04 State National BHC Financial Statements. State National BHC has furnished to Mercantile Bank true and complete copies of the audited consolidated financial statements of State National BHC for the years ended December 31, 2003 and 2002 (the "State National BHC Financial Statements"). Except as described in Schedule 4.04, the State National BHC Financial Statements (including any related notes) were prepared in conformity with GAAP, applied on a basis consistent with prior periods, except as otherwise noted therein, and the accounting records underlying the State National BHC Financial Statements accurately and fairly reflect in all material respects the transactions of State National BHC. The State National BHC Financial Statements do not contain any items of material special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein or as set forth on Schedule 4.04.

        Section 4.05 State National Bank Call Reports. State National BHC has furnished Mercantile Bank with a true and complete copy of the Reports of Condition and Income as of December 31, 2003 and September 30, 2003 (the "State National Call Reports"), for State National Bank. The State National Call Reports fairly present, in all material respects, the financial position of State National Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. The State National Call Reports do not contain any items of material special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. State National Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.

        Section 4.06 Compliance with Laws, Permits and Instruments. State National BHC and State National Bank are both "well capitalized" (as that term is defined in 12 C.F.R. § 325.103(b)(1) or the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined in 12 C.F.R. § 225.2(s)), and State National Bank's Community Reinvestment Act of 1977 rating is no less than "satisfactory." Neither State National BHC nor State National Bank has been informed that its status as "well capitalized," "well managed" or "satisfactory" for CRA purposes will change within one year.

        Section 4.07 Consents and Approvals. Except for approvals as disclosed in Schedule 4.07, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of State National BHC in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement or the consummation by State National BHC of the transactions contemplated hereby or thereby. As of the date of this Agreement, State National BHC has no reason to believe that it will not receive regulatory approval of the transactions contemplated hereby.

        Section 4.08 Financing. State National BHC has previously investigated its financing options and whether outside financing will be necessary and available in connection with the transactions contemplated by this Agreement. As of the date of this Agreement, State National BHC has no reason to believe that it will not be able to obtain financing on terms acceptable to State National BHC, if necessary.

        Section 4.09 Representations Not Misleading. No representation or warranty by State National BHC contained in this Agreement, or any statement, exhibit or schedule furnished to Mercantile Bank by State National BHC under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over State National BHC of the facts and circumstances upon which they were based.

ARTICLE V.
COVENANTS OF MERCANTILE BANK

        Mercantile Bank hereby makes the covenants set forth in this ARTICLE V to State National BHC.

        Section 5.01 Best Efforts. Mercantile Bank will use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 5.02 Merger Agreement. Mercantile Bank will, as soon as practicable after the execution of this Agreement, duly authorize and enter into the Merger Agreement, the form of which is attached hereto as Exhibit A, and perform all of its obligations thereunder.

        Section 5.03 Information for Applications and Statements. Mercantile Bank will promptly furnish to State National BHC all information concerning Mercantile Bank, including, but not limited to, financial statements, required for (i) inclusion in any private placement memorandum to be used by State National BHC to raise additional capital to consummate the Merger, or (ii) inclusion in any application or statement to be made by State National BHC or filed by State National BHC with any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement (including, without limitation, any transaction relating to the consolidation of the operations of Mercantile Bank with and into State National Bank and any subsequent sale by State National BHC of the shell charter of Mercantile Bank), and Mercantile Bank represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Mercantile Bank shall otherwise fully cooperate with State National BHC in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

        Section 5.04 Required Acts of Mercantile Bank. Prior to the Closing, Mercantile Bank shall, unless otherwise permitted in writing by State National BHC:

          A.    Operate only in the ordinary course of business and consistent with normal banking practices;

          B.    Except as required by normal business practices, use all reasonable efforts to preserve its business organization intact and to retain its present customers, depositors, suppliers, correspondent banks, officers, directors, employees and agents;

          C.    Act in a manner intended to preserve or attempt to preserve its goodwill;

          D.    Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as Mercantile Bank may in good faith reasonably dispute;

          E.    Except as required by normal business practices, maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other properties owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

          F.     Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by normal business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion;

          G.    Timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;

          H.    Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

          I.     Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

          J.     Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past; and

          K.    Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP), and maintain the allowance for loan losses account for Mercantile Bank in an adequate amount to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Mercantile Bank.

        Section 5.05 Prohibited Acts of Mercantile Bank. After the date of this Agreement and prior to the Closing, Mercantile Bank shall not, without the prior written consent of State National BHC:

          A.    Introduce any new material method of management or operation;

          B.    Knowingly take any action that could reasonably be anticipated to result in a Material Adverse Change;

          C.    Take or fail to take any action that would reasonably cause or permit the representations and warranties made in ARTICLE III hereof to be inaccurate at the time of the Closing or preclude Mercantile Bank from making such representations and warranties at the time of the Closing;

          D.    Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except in the ordinary course of business and consistent with normal banking practices;

          E.    Knowingly cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect;

          F.     Knowingly incur any obligation or liability, whether absolute or contingent, except in the ordinary course of business and consistent with normal banking practices;

          G.    Discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

          H.    Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

          I.     Purchase or redeem any of its stock or options thereon or declare or pay any dividend or other distribution on Mercantile Bank's outstanding capital stock;

          J.     Change its articles or bylaws or its authorized capital stock;

          K.    Sell, transfer, lease to others or otherwise dispose of any of its assets or cancel or compromise any debt or claim, or waive or release any right or claim, which, individually or in the aggregate, would constitute a Material Adverse Change, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          L.    Enter into any transaction other than in the ordinary course of business;

          M.   Except in the ordinary course of Mercantile Bank's business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other person, firm or corporation;

          N.    Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

          O.    Except with respect to the employment agreements and tax gross up agreements described in Section 7.05 and Section 7.06, respectively, which agreements shall not be modified without the consent of State National BHC, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or, except for payments contemplated in Schedule 1.06A, pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, extra pension or extra severance or extra vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles, and except normal periodic increases in the compensation payable to officers or salaried employees, consistent with past practices and made in the ordinary course of business, and Mercantile Bank shall not be prohibited from continuing, consistent with past practices, the accrual of 401(k) matching funds, nor from paying such amounts to Mercantile Bank's 401(k) participants prior to Closing.

          P.     Engage in any transaction with any affiliated person or create any liability of Mercantile Bank owed to such persons other than in the form of loans, deposits, wages, salaries and reimbursement of expenses created in the ordinary course of business and consistent with past practices;

          Q.    Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or in a fiduciary capacity);

          R.    Terminate, cancel or surrender any contract, lease or other agreement or suffer any damage, destruction or loss that, in any case or in the aggregate, would constitute a Material Adverse Change;

          S.     Dispose of, permit to lapse, transfer or grant any rights under, or breach or infringe upon, any United States or foreign license or Proprietary Right or modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          T.     Except for improvements or betterments relating to Properties, make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

          U.    Hire or employ any person with an annual salary equal to or greater than $40,000;

          V.     Make any, or acquiesce with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

          W.    Between the date of the Agreement and the Closing Date, sell any Investment Securities or purchase any Investment Securities in excess of an aggregate amount of $100,000 (other than U.S. Treasuries with a maturity of less than one year, and except in the ordinary course of business as disclosed in the investment reports included in the monthly report to Mercantile Bank's Board of Directors and consistent with Mercantile Bank's investment policy); or

          X.    Other than loans fully secured by certificates of deposit or liquid, readily marketable collateral, make or alter any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $600,000, or renew or extend the maturity of any loan to any single borrower and his related interests in excess of the principal amount of $600,000; provided, however, that State National BHC shall act on any specific request for the extension of credit in excess of the amounts set forth in this Section 5.05X within two (2) business days following receipt of such request from Mercantile Bank and that any such request shall be deemed approved by State National BHC in the event that no action is taken by State National BHC within such period.

        Section 5.06 Access; Pre-Closing Investigation. Subject to the provisions of ARTICLE X, Mercantile Bank shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of State National BHC, upon reasonable notice, full access to the properties, books, contracts and records of Mercantile Bank, permit State National BHC to make such reasonable inspections (including without limitation with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon) as they may require and furnish to State National BHC during such period all such information concerning Mercantile Bank and its affairs as State National BHC may reasonably request, in order that State National BHC may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Mercantile Bank, including, without limitation, access sufficient to verify the value of the assets and the liabilities of Mercantile Bank and the satisfaction of the conditions precedent to State National BHC's obligations described in ARTICLE VIII of this Agreement; provided that such investigation shall be conducted in the manner least disruptive to the business and operations of the Mercantile Bank. Mercantile Bank agrees at any time, and from time to time, to furnish to State National BHC as soon as practicable, any additional information that State National BHC may reasonably request.

        Section 5.07 Invitations to and Attendance at Directors' and Committee Meetings. Mercantile Bank shall give notice to three (3) designees of State National BHC, and shall invite such persons to attend all regular and special meetings of the board of directors of Mercantile Bank and all regular and special meetings of any senior management committee (including but not limited to the executive committee and the loan and discount committee of Mercantile Bank) of Mercantile Bank; provided, however, that State National BHC's designees shall excuse themselves from the portion of any meeting at which the Agreement is discussed. If the Merger is finally disapproved by any appropriate regulatory authority or if this Agreement is terminated pursuant to its terms, State National BHC's designees will no longer be entitled to notice of and permission to attend such meetings.

        Section 5.08 Additional Financial Statements and Tax Returns. Mercantile Bank shall promptly furnish, when available, State National BHC with (A) unaudited financial statements of Mercantile Bank as of and for the period ended March 31, 2004 (and for each subsequent quarter-ending during the term of this Agreement), (B) true and complete copies of the Report of Condition and Income of Mercantile Bank as of March 31, 2004 (and for each subsequent quarter-ending during the term of this Agreement), and (C) a true and complete copy of the Federal income tax return of Mercantile Bank as filed with the IRS for the year ended December 31, 2003.

        Section 5.09 Untrue Representations. Mercantile Bank shall promptly notify State National BHC in writing if Mercantile Bank becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to State National BHC or any representation or warranty made in or pursuant to this Agreement or that results in Mercantile Bank's failure to comply with any covenant, condition or agreement contained in this Agreement.

        Section 5.10 Litigation and Claims. Mercantile Bank shall promptly notify State National BHC in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Mercantile Bank or affecting any of its properties, if such litigation or potential litigation might, in the event of an unfavorable outcome, result in a Material Adverse Change, and Mercantile Bank shall promptly notify State National BHC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Mercantile Bank, threatened against Mercantile Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by Mercantile Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 5.11 Notice of Material Adverse Changes. Mercantile Bank shall promptly notify State National BHC in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Mercantile Bank that has or may reasonably be expected to have or lead to a Material Adverse Change.

        Section 5.12 No Negotiation with Others. Mercantile Bank shall not, directly or indirectly, nor shall it permit its officers, directors, employees, representatives or agents to, directly or indirectly (A) encourage, solicit or initiate discussions or negotiations with, or (B) except upon advice of counsel to the extent required to fulfill the fiduciary duties owed to the shareholders of Mercantile Bank, entertain, discuss or negotiate with, or provide any information to, or cooperate with, any corporation, partnership, person or other entity or group (other than State National BHC or its Affiliates or associates or officers, partners, employees or other authorized representatives of State National BHC or such Affiliates or associates) concerning any merger, tender offer or other takeover offer, sale of substantial assets, sale of shares of capital stock or similar transaction involving Mercantile Bank. Immediately upon receipt of any unsolicited offer, Mercantile Bank will communicate to State National BHC the terms of any proposal or request for information and the identity of the parties involved.

        Section 5.13 Consents and Approvals. Mercantile Bank shall use its best efforts to obtain all consents and approvals from third parties, including those listed on Schedule 3.08, at the earliest practicable time.

        Section 5.14 Environmental Investigation; Right to Terminate Agreement.

          A.    State National BHC and its consultants, agents and representatives, at the sole cost and expense of State National BHC, shall have the right to the same extent that Mercantile Bank has such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling ("Environmental Inspections") at any time on or prior to May 15, 2004. State National BHC shall notify Mercantile Bank prior to any physical inspections of the Property, and Mercantile Bank may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by State National BHC, State National BHC shall (i) notify Mercantile Bank of any Property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) at the sole cost and expense of State National BHC, commence such secondary investigation, on or prior to June 15, 2004. State National BHC shall give reasonable notice to Mercantile Bank of such secondary investigations, and Mercantile Bank may place reasonable time and place restrictions on such secondary investigations.

          B.    Mercantile Bank agrees to indemnify and hold harmless State National BHC for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by State National BHC or its agents, which damage or injury is attributable to the negligent actions of Mercantile Bank or its agents, except to the extent caused by the negligence of State National BHC or its agents. State National BHC agrees to indemnify and hold harmless Mercantile Bank for any claims for damage to property, or injury or death to persons, attributable to the negligent actions of State National BHC or its agents in performing any Environmental Inspection or secondary investigation except to the extent caused in whole or in part by the negligence of Mercantile Bank. State National BHC shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall not be made by State National BHC. State National BHC shall make no such report prior to Closing unless required to do so by law, and in such case will give Mercantile Bank reasonable notice of State National BHC's intentions.

          C.    State National BHC shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.21 is not materially true and accurate; (ii) the results of such Environmental Inspection, secondary investigation or other environmental survey are in good faith disapproved by State National BHC because the environmental inspection, secondary investigation or other environmental survey identifies material violations or potential violations of Environmental Laws; (iii) Mercantile Bank has refused to allow State National BHC to conduct an Environmental Inspection or secondary investigation in a manner that State National BHC reasonably considers necessary; (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require substantial remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change. On or prior to July 15, 2004, State National BHC shall advise Mercantile Bank in writing as to whether State National BHC intends to terminate this Agreement because State National BHC disapproves of the results of the Environmental Inspection, secondary investigation or other environmental survey. Mercantile Bank shall have the opportunity to correct any objected to violations or conditions to State National BHC's reasonable satisfaction prior to July 31, 2004. In the event that Mercantile Bank fails to demonstrate its satisfactory correction of the violations or conditions to State National BHC, State National BHC may terminate the Agreement at any time after July 31, 2004. In the event that this Agreement is terminated in accordance with this Section 5.14, State National BHC shall provide Mercantile Bank with a copy of all inspection reports and surveys upon which State National BHC has relied to terminate this Agreement.

          D.    Mercantile Bank agrees to make available to State National BHC and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including, without limitation, the results of other environmental inspections and surveys. Mercantile Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with State National BHC and shall be entitled to certify the same in favor of State National BHC and its consultants, agents and representatives and make all other data available to State National BHC and its consultants, agents and representatives.

        Section 5.15 Allowance for Loan Losses. State National BHC and Mercantile Bank shall consult and cooperate to ensure that Mercantile Bank's allowance for loan losses is maintained at a level consistent with peer group levels and consistent with State National BHC's allowance for loan loss methodology. Any additional provisions made by Mercantile Bank pursuant to this Section 5.15 shall not be considered a Material Adverse Change for purposes of this Agreement.

ARTICLE VI.
COVENANTS OF STATE NATIONAL BHC

        State National BHC hereby makes the covenants set forth in this ARTICLE VI to Mercantile Bank.

        Section 6.01 Best Efforts. State National BHC agrees to use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 6.02 Incorporation and Organization of New Mercantile. State National BHC will incorporate, charter and organize New Mercantile as a Texas corporation.

        Section 6.03 Merger Agreement. State National BHC will, as soon as practicable after the execution of this Agreement, enter into the Merger Agreement, the form of which is attached hereto as Exhibit A, and shall perform all of its obligations thereunder. State National BHC will, as soon as practicable after the execution of this Agreement, cause New Mercantile to duly authorize and enter into the Merger Agreement and shall cause New Mercantile to perform all of its obligations thereunder. State National BHC shall vote all of the stock of New Mercantile in favor of the Merger and the Merger Agreement.

        Section 6.04 Information for Applications and Statements. State National BHC will promptly furnish to Mercantile Bank all information concerning State National BHC and New Mercantile, including, but not limited to, financial statements, required for inclusion in any application or statement to be made by Mercantile Bank or filed by Mercantile Bank with any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and State National BHC represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. State National BHC shall otherwise fully cooperate with Mercantile Bank in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

        Section 6.05 Acts of New Mercantile. Prior to the Closing, State National BHC shall not cause New Mercantile to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby, including, but not limited to, the Merger Agreement.

        Section 6.06 Untrue Representations. State National BHC shall promptly notify Mercantile Bank in writing if State National BHC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Mercantile Bank or any representation or warranty made in or pursuant to this Agreement or that results in State National BHC's failure to comply with any covenant, condition or agreement contained in this Agreement.

        Section 6.07 Litigation and Claims. State National BHC shall promptly notify Mercantile Bank of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of State National BHC, threatened against State National BHC or New Mercantile that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by State National BHC or New Mercantile pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 6.08 Director and Officer Indemnification.

          A.    For a period of three (3) years after the Effective Time of the Merger, State National BHC shall indemnify, defend and hold harmless each person entitled to indemnification from Mercantile Bank (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in Mercantile Bank's Articles of Association and Bylaws, in each case as in effect on the date hereof.

          B.    State National BHC shall use commercially reasonable efforts (and Mercantile Bank shall cooperate prior to the Effective Time of the Merger in these efforts) to maintain in effect for a period of three (3) years after the Effective Time of the Merger, Mercantile Bank's existing directors' and officers' liability insurance policy; provided that State National BHC may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Mercantile Bank (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided that State National BHC shall not be obligated to make premium payments for such period of three (3) years in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Mercantile Bank's and their directors and officers, 125% of the annual premium payments on Mercantile Bank's current policy, as in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, State National BHC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

        Section 6.09 Regulatory and Other Approvals. State National BHC shall promptly, but in no event later than fifteen (15) days following the receipt by State National BHC of a substantially complete response from Mercantile Bank of State National BHC's information request (which information request is hereby delivered contemporaneously with the execution of this Agreement), file or cause to be filed applications for all regulatory approvals required to be obtained by State National BHC or New Mercantile in connection with this Agreement and the other agreements contemplated hereby. State National BHC shall promptly furnish Mercantile Bank with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. State National BHC shall use its best efforts to obtain all such regulatory approvals and any other approvals from third parties, including those listed on Schedule 4.07.

        Section 6.10 Adverse Change. State National BHC shall promptly notify Mercantile Bank in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) that would adversely affect, prevent or delay consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

        Section 6.11 Financing. State National BHC shall use commercially reasonably efforts to raise sufficient funds, through an offering of trust preferred securities, common stock or otherwise, necessary to (i) pay the Merger Consideration pursuant to the terms of this Agreement and to be "well-capitalized" for regulatory purposes following consummation of the Merger, and (ii) permit the Merger to be closed as soon as practicable following the receipt of all necessary regulatory approvals and the expiration of any mandatory waiting periods.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MERCANTILE BANK

        All obligations of Mercantile Bank under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Mercantile Bank:

        Section 7.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by State National BHC in this Agreement or in any document or schedule delivered to Mercantile Bank pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date). State National BHC shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by State National BHC prior to or at the Closing.

        Section 7.02 Shareholder Approvals. The holders of the Mercantile Bank Stock entitled to vote on the Merger and the Merger Agreement shall have (A) approved the Merger and the Merger Agreement in accordance with Article 5.03 of the TBCA, and (B) approved the Parachute Payments under § 280G(b)(5)(A)(ii) of the Code.

        Section 7.03 Government and Other Approvals. State National BHC shall have received approvals, acquiescence or consents of the transactions contemplated by this Agreement and the Merger Agreement, from all necessary governmental agencies and authorities and other third parties, including but not limited to the Federal Reserve, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby, including, but not limited to, the Merger Agreement and the transactions contemplated hereby and thereby, including all consents described on Schedule 3.08 and Schedule 4.07. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters' appraisal rights) by formal proceedings.

        Section 7.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (A) make the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (B) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby, or (C) if the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby are consummated, subject Mercantile Bank or subject any officer, director, shareholder or employee of Mercantile Bank to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

        Section 7.05 Employment Agreements. State National BHC and the individuals listed on Schedule 7.05 shall have entered into employment agreements substantially in the forms set forth on Schedule 7.05 by April 23, 2004.

        Section 7.06 Tax Gross Up Agreements. Mercantile Bank, the shareholders of Mercantile Bank, State National BHC and each of the individuals listed on Schedule 7.06 shall have entered into the Tax Gross Up Agreements in the forms set forth on Schedule 7.06 by April 23, 2004.

        Section 7.07 Opinion of Counsel. Mercantile Bank shall have received an opinion of counsel from Jenkens & Gilchrist, a Professional Corporation in substantially the form set forth in Exhibit F hereof.

ARTICLE VIII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STATE NATIONAL BHC

        All obligations of State National BHC under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by State National BHC.

        Section 8.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by Mercantile Bank in this Agreement or in any document or schedule delivered to State National BHC pursuant hereto shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date). Mercantile Bank shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Mercantile Bank prior to or at the Closing.

        Section 8.02 Proxies and Shareholder Approvals. On or before April 23, 2004, Mercantile Bank and each of the persons set forth on Schedule 8.02 shall have executed the Voting Agreement and Irrevocable Proxy in the form attached hereto as Exhibit C, providing that such persons agree that they will vote the shares of the Mercantile Bank Stock owned by them in favor of (A) the Merger Agreement and the Merger and the transactions contemplated hereby and thereby, subject to required regulatory approvals, and (B) the Parachute Payments in accordance with § 280G(b)(5)(A)(ii) of the Code.The holders of the Mercantile Bank Stock entitled to vote on the Merger and the Merger Agreement shall have (A) approved the Merger and the Merger Agreement in accordance with Article 5.03 of the TBCA, and (B) approved the Parachute Payments under § 280G(b)(5)(A)(ii) of the Code.

        Section 8.03 Government and Other Approvals. State National BHC shall have received approvals, acquiescence or consents, all on terms and conditions acceptable to State National BHC, of the transactions contemplated by this Agreement and the Merger Agreement from all necessary governmental agencies and authorities, including but not limited to the Federal Reserve, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby, including, but not limited to, the Merger Agreement and the transactions contemplated hereby and thereby, including all consents described on Schedule 3.08 and Schedule 4.07. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters' appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, the State National BHC may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

        Section 8.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby or thereby by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of Mercantile Bank, (C) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change or (E) if this Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby are consummated, subject State National BHC or New Mercantile or subject any officer, director, shareholder or employee of State National BHC or New Mercantile to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

        Section 8.05 No Material Adverse Change. There shall have been no Material Adverse Change with respect to Mercantile Bank since December 31, 2003.

        Section 8.06 Employment Agreements. State National BHC and the individuals listed on Schedule 7.05 shall have entered into employment agreements substantially in the forms set forth on Schedule 7.05 by April 23, 2004.

        Section 8.07 Director Support Agreements. If requested by State National BHC in writing to Mercantile Bank at least five (5) days prior to the Closing Date, State National BHC shall have received from each director that is not an officer of Mercantile Bank, each as listed on Schedule 8.07, a Director Support Agreement for a period not to exceed two (2) years, the form of which is attached hereto as Exhibit B, which Director Support Agreement shall be supported by the payment to such director of $10,000 per year that such agreement is in effect.

        Section 8.08 Releases of Directors and Officers.

          A.    State National BHC shall have received from each of the directors of Mercantile Bank, an instrument, the form of which is attached hereto as Exhibit D, dated the Closing Date, releasing Mercantile Bank from any and all claims of such directors (except to their deposits and accounts). State National BHC shall have received from each of the officers of Mercantile Bank listed on Schedule 8.08A, an instrument, the form of which is attached hereto as Exhibit E, dated the Closing Date, releasing Mercantile Bank from any and all claims of such officers (except to their deposits and accounts).

          B.    Mercantile Bank shall have used its best efforts to obtain from each of the officers of Mercantile Bank, other than those listed on Schedule 8.08A, an instrument, the forms of which are attached hereto as Exhibit E, dated the Closing Date, releasing Mercantile Bank from any and all claims of such officers (except to their deposits and accounts).

        Section 8.09 Available Funds. State National BHC shall have raised sufficient funds, through an offering of trust preferred securities, common stock or otherwise, necessary to pay the Merger Consideration pursuant to the terms of this Agreement and to be "well-capitalized" for regulatory purposes following consummation of the Merger.

        Section 8.10 Opinion of Counsel. State National BHC shall have received an opinion of counsel from Haynie, Rake & Repass, P.C. in substantially the form set forth in Exhibit G hereof.

        Section 8.11 Allowance for Loan Losses. Mercantile Bank shall have made any additional provisions to its allowance for loan losses pursuant to Section 5.15 of this Agreement.

ARTICLE IX.
TERMINATION AND ABANDONMENT

        Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing (notwithstanding approval thereof by the shareholders of Mercantile Bank), as follows, and in no other manner:

          A.    By the mutual consent of Mercantile Bank and State National BHC, duly authorized by the board of directors of each of Mercantile Bank and State National BHC.

          B.    By either Mercantile Bank or State National BHC if the conditions precedent to such parties' obligations to close specified in ARTICLE VII and ARTICLE VIII, respectively, hereof have not been met or waived by September 30, 2004, or such later date as has been approved by Mercantile Bank and State National BHC.

          C.    By either Mercantile Bank or State National BHC if any of the transactions contemplated by this Agreement or the Merger Agreement are disapproved by any regulatory authority whose approval is required to consummate such transactions or if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action shall have been final and nonappealable.

          D.    By State National BHC if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.

          E.    By State National BHC if there shall have been any Material Adverse Change.

          F.     By State National BHC in accordance with Section 5.14.

          G.    By State National BHC if Mercantile Bank shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from State National BHC, or if any of the representations or warranties of Mercantile Bank contained herein or therein shall be inaccurate in any material respect.

          H.    By Mercantile Bank if State National BHC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of thirty (30) calendar days after notice from Mercantile Bank, or if any of the representations or warranties of State National BHC contained herein or therein shall be inaccurate in any material respect.

          I.     By State National BHC if it determines, after consulting with its investment bankers, that it will not be able to raise sufficient capital to fund the Merger Consideration and to remain "well capitalized" for regulatory capital purposes following the Closing.

        Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 11.07 of this Agreement.

        Section 9.03 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement or pursuant to Section 9.04, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 9.01 hereof, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) each party shall be responsible for their expenses and costs pursuant to Section 11.02 hereof, and (B) the provisions of ARTICLE X hereof shall remain applicable. Notwithstanding any provision in this Agreement to the contrary, the sole remedy available to a party for any unknowing misrepresentation or breach of warranty by the other party which is discovered by the non-breaching party prior to the Closing Date shall be the termination of this Agreement.

        Section 9.04 Termination Fee. In the event this Agreement is terminated (A) by State National BHC pursuant to (i) Section 9.01B, due to the failure to meet or waive the condition precedent set forth in (1) Section 8.03, if the inability to obtain regulatory approval of the transactions contemplated by this Agreement is because State National BHC would not be "well-capitalized" following the Merger, or (2) Section 8.09, (ii) Section 9.01C because any of State National BHC's regulatory applications have been disapproved due to State National BHC's inability to obtain sufficient capital to fund the Merger Consideration or to be "well capitalized" upon consummation of the transactions contemplated by this Agreement, (iii) Section 9.01D, if the reason why State National BHC determines that there is a substantial likelihood that regulatory approval will not be obtained or that it is inadvisable to proceed because State National BHC would not be "well-capitalized" upon consummation of the transactions contemplated by this Agreement, or (iv) Section 9.01I or (B) by Mercantile Bank pursuant to Section 9.01B because (i) State National BHC has not obtained sufficient capital to fund the Merger Consideration by September 30, 2004, or (ii) State National BHC has not obtained regulatory approval by September 30, 2004 as a result of the fact that State National BHC would not be "well capitalized" upon consummation of the transactions contemplated by this Agreement, then State National BHC shall, within three (3) business days of such termination, pay a termination fee to Mercantile Bank in the amount of $1,000,000. Mercantile Bank's exclusive remedy for any termination pursuant to this Section 9.04 shall be the payment of such termination fee; provided, however, State National BHC and Mercantile Bank will continue to be responsible for their respective expenses pursuant to Section 11.02 hereof and the provisions of ARTICLE X hereof shall survive such termination.

ARTICLE X.
CONFIDENTIAL INFORMATION

        Section 10.01 Definition of "Recipient," "Disclosing Party" and "Representative". For purposes of this ARTICLE X, the term "Recipient" shall mean the party receiving the Subject Information (as defined in Section 10.02) and the term "Disclosing Party" shall mean the party furnishing the Subject Information. The terms "Recipient" or "Disclosing Party", as used herein, include: (1) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (2) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term "Representative" as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term "person" as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, governmental agency or individual.

        Section 10.02 Definition of "Subject Information". For purposes of this ARTICLE X, the term "Subject Information" shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term "Subject Information" shall not include information that (A) was already in the Recipient's possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

        Section 10.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement, and that the Subject Information will be kept confidential by the Recipient and the Recipient's Representatives; provided, however, that (A) any of such Subject Information may be disclosed to the Recipient's Representatives (including, but not limited to, the Recipient's accountants, attorneys and investment bankers) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); and (B) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

        Section 10.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient's Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        Section 10.05 Return of Subject Information. In the event of termination of this Agreement or the Merger Agreement, for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

        Section 10.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of ARTICLE X of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of ARTICLE X of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of ARTICLE X of this Agreement, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party.

ARTICLE XI.
MISCELLANEOUS

        Section 11.01 Survival of Representations and Warranties. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive the Closing Date.

        Section 11.02 Expenses. State National BHC shall pay all of its expenses and costs (including, without limitation, all counsel fees and expenses) and Mercantile Bank shall pay all of its expenses and costs (including, without limitation, all counsel fees and expenses), incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

        Section 11.03 Brokerage Fees and Commissions. State National BHC hereby represents to Mercantile Bank that no agent, representative or broker has represented State National BHC in connection with the transactions described in this Agreement. Mercantile Bank shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of State National BHC, and State National BHC hereby agrees to indemnify and hold Mercantile Bank harmless for any amounts owed to any agent, representative or broker of State National BHC. Mercantile Bank hereby represents to State National BHC that no agent, representative or broker has represented Mercantile Bank or any or all of the shareholders in connection with the transactions described in this Agreement. State National BHC shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Mercantile Bank or any shareholder of Mercantile Bank and Mercantile Bank hereby agrees to indemnify and hold State National BHC harmless for any amounts owed to any agent, representative or broker of Mercantile Bank or any shareholder of Mercantile Bank.

        Section 11.04 Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

        Section 11.05 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

        Section 11.06 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (A) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

        Section 11.07 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (A) in the case of personal delivery, telex or facsimile transmission, when received; (B) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (C) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 11.07. All communications must be in writing and addressed as follows:

    IF TO MERCANTILE BANK:

    Mr. Morrie B. Minshew
    Chairman of the Board
    Mercantile Bank Texas
    4500 Mercantile Plaza Drive #100
    Fort Worth, Texas 76161
    Telecopy: (817) 831-2218

    With a copy to:

    Mark Haynie, Esq.
    Haynie, Rake & Repass, P.C.
    14651 Dallas Parkway, Suite 136
    Dallas, Texas 75240
    Telecopy: (972) 716-1850

    And

    IF TO STATE NATIONAL BHC:

    Mr. Tom C. Nichols
    Chairman of the Board
    State National Bancshares, Inc.
    1617 Broadway
    P.O. Box 5240
    Lubbock, Texas 79408
    Telecopy: (806) 749-5670

    With a copy to:

    Charles E. Greef, Esq.
    Jenkens & Gilchrist,
    a Professional Corporation
    1445 Ross Avenue, Suite 3200
    Dallas, Texas 75202-2799
    Telecopy: (214) 855-4300

        Section 11.08 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

        Section 11.09 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 11.10 Certain Definitions.

          A.    "Affiliate" means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

          B.    "Environmental Laws" mean all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, without limitation, (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended ("SWDA," also known as "RCRA" for a subsequent amending act), (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended ("CERCLA"), (iii) the Clean Water Act, 33 U.S.C. §1251 et seq., as amended ("CWA"), (iv) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended ("CAA"), (v) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as amended ("TSCA"), (vi) the Emergency Planning and Community Right to Know Act, 15 U.S.C. §2601 et seq., as amended ("EPCRKA"), and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

          C.    "Hazardous Material" means, without limitation, (i) any "hazardous wastes" as defined under RCRA, (ii) any "hazardous substances as defined under CERCLA, (iii) any toxic pollutants as defined under CWA, (iv) any hazardous air pollutants as defined under CAA, (v) any hazardous chemicals as defined under TSCA, (vi) any hazardous substances or extremely hazardous substances as defined under EPCRKA, (vii) asbestos, (viii) polychlorinated biphenyls, (ix) underground storage tanks, whether empty, filled or partially filled with any substance, (x) any substance the presence of which on the property in question is prohibited under any Environmental Law, and (xi) any other substance which under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.

          D.    The term "Property" or "Properties" shall include all real property owned or leased by Mercantile Bank, including, but not limited to properties that Mercantile Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

          E.    "Material Adverse Change" means (i) a reduction in the shareholders' equity of Mercantile Bank by an amount equaling or exceeding 5% of the shareholders' equity of Mercantile Bank as of December 31, 2003, or (ii) any event or circumstance that could reasonably be expected to result in such a reduction within one (1) year. "Material Adverse Change" shall not be deemed to include (i) changes in banking and similar laws of general applicability, (ii) changes in generally accepted accounting principles or regulatory accounting principles, (iii) actions or omissions of a party taken with the prior informed consent of the other party in contemplation of the transactions contemplated by this Agreement, (iv) changes in general economic or market conditions in the securities industry, (v) changes in general levels of interest rates, (vi) other events or changes affecting the banking industry as a whole except to the extent that such events or changes affect Mercantile Bank to a greater degree than other similar size bank holding companies or banks, or (vii) payments made by Mercantile Bank pursuant to the terms of the Change in Control Agreements listed on Schedule 1.06A or the Tax Gross Up Agreements listed on Schedule 1.06A.

          F.     "Subsidiary" means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

          G.    "Investment Securities" means all securities held by Mercantile Bank and reflected as an asset of Mercantile Bank in accordance with RAP.

        Section 11.11 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

        Section 11.12 Attorneys' Fees and Costs. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        Section 11.13 Rules of Construction. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word "or" is used in the inclusive sense. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein verbatim.

        Section 11.14 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

        Section 11.15 Public Disclosure. Neither Mercantile Bank nor State National BHC will make, issue or release any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; provided, however, that notwithstanding the foregoing, Mercantile Bank and State National BHC will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

        Section 11.16 Extension; Waiver. At any time prior to the Closing Date, the parties may (A) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (B) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (C) waive compliance with any of the agreements or conditions contained herein. Such action shall be evidenced by a signed written notice given in the manner provided in Section 11.07 hereof. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.07 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

        Section 11.17 Amendments. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of State National BHC and Mercantile Bank at any time before or after adoption of this Agreement by the shareholders of Mercantile Bank but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made that decreases the consideration to be paid for the Mercantile Bank Stock as set forth in Section 1.04 or that materially and adversely affects the rights of Mercantile Bank's shareholders hereunder without the requisite approval of such shareholders. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

STATE NATIONAL BANCSHARES, INC.
By:	/s/ Tom C. Nichols Tom C. Nichols, Chairman of the Board

MERCANTILE BANK TEXAS
By:	/s/ Morrie B. Minshew Morris B. Minshew, Chairman of the Board

EXHIBIT A
FORM OF AGREEMENT AND PLAN OF MERGER

EXHIBIT B
FORM OF DIRECTOR SUPPORT AGREEMENT

EXHIBIT C
FORM OF VOTING AGREEMENT AND IRREVOCABLE PROXY

EXHIBIT D
FORM OF DIRECTOR RELEASE

EXHIBIT E
FORM OF OFFICER RELEASE

EXHIBIT F
FORM OF OPINION OF COUNSEL TO STATE NATIONAL BANCSHARES, INC.

EXHIBIT G
FORM OF OPINION OF COUNSEL TO MERCANTILE BANK TEXAS

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  Exhibit 10.12
TABLE OF CONTENTS
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE I. ACQUISITION OF MERCANTILE BANK BY STATE NATIONAL BHC
ARTICLE II. THE CLOSING AND THE CLOSING DATE
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF MERCANTILE BANK
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF STATE NATIONAL BHC
ARTICLE V. COVENANTS OF MERCANTILE BANK
ARTICLE VI. COVENANTS OF STATE NATIONAL BHC
ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MERCANTILE BANK
ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STATE NATIONAL BHC
ARTICLE IX. TERMINATION AND ABANDONMENT
ARTICLE X. CONFIDENTIAL INFORMATION
ARTICLE XI. MISCELLANEOUS